CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES PRELIMINARY REVENUES FOR THE FOURTH QUARTER OF 2013

Norton, Massachusetts, January 9, 2014. CPS Technologies Corporation (OTCQB:CPSH) today announced preliminary revenues of $5.0 million for the fourth quarter ended December 28, 2013. This compares with revenues of $4.2 million for the quarter ended December 29, 2012. The Company is making this pre-release in conjunction with a presentation it will be making at Sidoti’s Micro-Cap Investor Conference in New York City next week.

Commenting on these results, Grant Bennett, President and CEO, said, “The fourth quarter brings our revenues for 2013 to over $21 million, about a 50% increase over revenues of $14.1 million in 2012, when we encountered a perfect storm of adverse conditions. In addition to sales growth, I am pleased that we ended the year with a cash balance of over $1.5 million and with zero bank debt as we were able to pay off the $500 thousand of borrowings owed at the end of 2012.”

Mr. Bennett continued, “As we look forward to 2014 and beyond, we see a multitude of opportunities for continued growth. Some are in our major markets of traction and hybrid electric and electric vehicles, both markets of which are expect to grow significantly over the next 5 to 10 years. We also see substantial opportunities in the armor and military sectors where our technology of combining metals with ceramics creates particular advantages. Finally, we continue to see opportunities for geographic expansion, particularly in Japan, but also in other regions of the world. Our strategy is to continue to earn profits and generate cash from our base business, while allocating additional resources to take advantage of the most attractive growth opportunities.”

Mr. Bennett will be presenting the CPS story at Sidoti’s Conference at the Grand Hyatt Hotel in New York on Monday, January 13th from 8:40am to 9:15am EST.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.